Exhibit 6.21

Marketing & Promotional Services Agreement

This Marketing & Promotional Services Agreement (this “Agreement”) is entered into as of July 1, 2024 (the “Effective Date”), by and between Alternative Ballistics Corporation, a Nevada corporation (hereinafter “ABC” or the “Company”) and Cuento LLC, a California limited liability company (hereinafter the “Service Provider”), in connection with Service Provider’s provision of marketing and promotional services on ABC’s behalf pursuant to the terms hereof.

1. Services: During the Term (as defined in Section 14 hereof), Service Provider shall market and promote ABC’s products and services pursuant to the terms hereof and identified in the “Statement of Work’” attached hereto as Exhibit “A” and incorporated herein by this reference (collectively, the “Services”), but in all cases excluding any services which would require registration with the United States Securities and Exchange Commission (“SEC”) as a broker or dealer. Service Provider shall render the Services throughout the U.S. (the “Territory”) on a non-exclusive basis. To the extent that the parties later mutually agree to add additional products and services to this Agreement, additional statements of work may be entered into and incorporated herein as Exhibit “B,” “C,” and so forth. The Services are to be provided in a first-class professional manner at all times, pursuant to applicable industry standards and the terms hereof in all material respects.

2. Compensation: ABC agrees to provide Service Provider, and Service Provider agrees to accept, as full and complete consideration for the Services and any Deliverables (as defined in Section 3. hereof), the following compensation:

(a) Fee. Subject to Service Provider’s fulfillment of its obligations hereunder in all material respects, a fee equal to $10,000.00 per month (the “Fee”).

(b) Out-of-Pocket Expenses. In addition to the Fee, ABC shall reimburse Service Provider’s pre-approved, reasonable and necessary out-of-pocket expenses actually incurred in connection with its rendition of Services, at cost (collectively, the “Expenses”). Service Provider shall use all commercially reasonable efforts to take advantage of any cash discounts provided in connection with any and all Expenses. All invoices for such Expenses must be itemized and accompanied by reasonable documentation evidencing such Expenses. All Expenses must be approved, in writing (email approval shall suffice) and in advance, by ABC. ABC is not responsible for any Expenses that have not been pre-approved.

(c) Payment: ABC shall pay Service Provider the undisputed Fee and Expenses on a monthly basis, subject to ABC’s receipt of a detailed invoice in connection therewith. ABC shall have 30 days following its receipt of the applicable invoice to make such payment.

(d) Restricted Common Stock. In addition to the foregoing Fees and Expenses required by Section 2(a) and (b), and subject to Service Provider’s fulfillment of its obligations hereunder in all material respects, ABC shall grant to Service Provider 30,000 shares of ABC Restricted Common Stock (the “RS”), pursuant to a Restricted Common Stock Award Agreement to be entered into between ABC and Service Provider. 5,000 shares of the RS will vest immediately upon the Effective Date and, provided this Agreement has not been terminated, the remainder of the RS will vest in equal monthly installments of 5,000 shares of RS beginning July 1, 2024 and continuing on the 1st of each month for the term w ith a final number of RS vesting on December 1, 2024.

3. Intellectual Property (IP) Rights:

(a) Deliverables: Subject to Service Provider’s rights in and to the Service Provider Property (as defined in subsection (b) below) and except for Third Party Materials (as defined in subsection (c) below), ABC shall own all right, title, and interest in and to all information and materials created or provided by or on behalf of Service Provider in connection with its rendition of Services hereunder (collectively, the “Deliverables”). All such Deliverables shall be considered “work made for hire” basis (as such term is defined in 17 U.S.C. §101), with ABC having the right to obtain and hold in its own name all intellectual property rights in and to such Deliverables. To the extent that the Deliverables may not be considered “work made for hire,” Service Provider hereby irrevocably assigns and agrees to assign to ABC, without additional consideration, all right, title and interest in and to all Deliverables, whether currently existing or created or developed later, including, without limitation, all copyrights, trademarks, trade secrets, patents, industrial rights and all other intellectual property and proprietary rights related thereto, whether existing now or in the future, effective immediately upon the inception, conception, creation or development thereof. Service Provider further waives any “moral” rights or other rights with respect to attributable of authorship or integrity of such Deliverables that Service Provider may have under any applicable law, whether under copyright, trademark, unfair competition, defamation, right of privacy, contract, tort or other legal theory. Service Provider shall execute any and all documents that ABC deems reasonably necessary to effectuate this arrangement or otherwise evidence or enforce ABC’s rights in and to such Deliverables (and Service Provider hereby irrevocably appoints ABC and any of its officers as its attorney in fact to undertake such acts in its name), at its own expense. Service Provider shall cause its employees and any other party that performs services in connection with the Deliverables to execute, and to cause the author(s) or inventor(s) of any Deliverable(s) who perform services for such party to execute, all documents and perform all acts that that are necessary to assign all rights of the such party, or such author(s) or inventor(s), in the Deliverables to ABC. To the extent, if any, that Service Provider retains any right, title or interest in or to any Deliverables that cannot be assigned, Service Provider hereby grants to ABC a fully paid-up, perpetual, irrevocable, worldwide, exclusive, transferable, sublicensable right and license to use, reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of and otherwise modify, make, sell, offer to sell, import and otherwise use and exploit (and have others exercise such rights on behalf of ABC) all or any portion of such Deliverables.

(b) Service Provider Property: Notwithstanding subsection (a) above, all creative content, computer code, methodologies and other information and/or materials created by Service Provider prior to or fully outside the scope of this Agreement (the “Service Provider Property”) shall remain the sole and exclusive property of Service Provider, despite its incorporation in or use with the Deliverables. Service Provider hereby grants ABC a fully paid-up, perpetual, irrevocable, worldwide, non-exclusive, transferable, sublicensable license to ABC to use the Service Provider Property incorporated into the Deliverables as necessary for ABC’s use and exploitation of the Deliverables.

(c) Third Party Materials: Notwithstanding the foregoing, all materials, rights, and intellectual property owned by third parties (such as talent rights, photography, artwork, props, and music) (“Third Party Materials”) shall remain the sole and exclusive property of such third parties despite their incorporation in or use with the Deliverables. Service Provider agrees that it will not incorporate any Third Party Materials in the Deliverables without ABC’s prior written approval in each instance. To the extent any Third Party Materials are incorporated in the Deliverables in accordance with the foregoing, Service Provider is responsible for obtaining the rights to grant, and hereby grants to ABC, a fully paid-up, perpetual, irrevocable, worldwide, exclusive, transferable, sublicensable right and license to any and all Third Party Materials that are incorporated into the Deliverables as necessary for ABC’s use and exploitation of the Deliverables.

(d) IP License: ABC hereby grants Service Provider a limited, non-exclusive, revocable, non-sublicensable and non-transferable (other than in accordance with Section 16) right to use (i) the Deliverables and (ii) ABC’s trademarks, logos, trade names, and other identifying marks (“ABC Marks” and together with the Deliverables, “ABC Intellectual Property”) during the Term solely to fulfill its obligations hereunder. All such uses are subject to ABC’s prior written approval (email approval shall suffice) in each instance, not to be unreasonably withheld and any use of the ABC Marks must be in accordance with any usage guidelines that ABC may provide from time to time. For clarity and without limitation on the foregoing, Service Provider acknowledges and agrees that it is not acquiring any ownership or other rights in or to any ABC Intellectual Property, other than the limited license expressly granted herein. Service Provider may not use any ABC Mark in a domain name or on any social media account without ABC’s prior written approval (email approval shall suffice). Any right and goodwill that exists or may develop in any of the ABC Intellectual Property is and shall at all times remain the sole and exclusive property of ABC. Service Provider agrees not to contest the rights of ABC to any of the ABC Intellectual Property or to directly or indirectly register, attempt to register, license, otherwise use or claim any rights in any ABC Intellectual Property; or to directly or indirectly register, attempt to register, license, otherwise use or claim any rights in any of the foregoing. Service Provider will not, either during or after the Term of this Agreement, directly or indirectly contest the validity or enforceability of ABC’s rights in any of the ABC Intellectual Property, or use the ABC Intellectual Property or do anything to aid or assist any other party to do anything which would infringe upon, harm or contest the rights of ABC in any of the ABC Intellectual Property or any other mark or name which incorporates or is substantially similar to any ABC Intellectual Property. Service Provider will use all commercially practicable efforts to assist and co-operate with ABC in protecting, enforcing and prosecuting the ownership rights of ABC in the ABC Intellectual Property and will notify ABC as soon as reasonably possible after becoming aware of any infringement of such rights.

4. ABC Materials: Service Provider shall hold all materials supplied to Service Provider hereunder by ABC (“ABC Materials”) for the benefit of ABC only. Title to ABC Materials shall remain with ABC at all times. Service Provider will be liable and responsible for any loss, cost, theft or damage thereto.

5. Standards; Compliance with Laws, Rules and Regulations: Service Provider will not do anything that would tend to discredit, dishonor, reflect adversely upon or in any manner injure the reputation of ABC in its performance of this Agreement. Service Provider represents and warrants that it shall: (a) conduct its services under this Agreement in a manner that reflects favorably at all times on ABC and its products and services; (b) not engage in deceptive, misleading or unethical practices that are or might be detrimental to ABC, its products or services; (c) not publish or use any misleading or deceptive advertising material; and (d) not to make any representation or warranty concerning ABC or any of its products or services other than those that are explicitly made and authorized by ABC in writing. Service Provider represents, warrants and covenants that it shall comply with all laws applicable to its performance of this Agreement (including with respect to the creation, collection, use and disclosure of Personal Information (as defined below) by Service Provider as necessary to perform the Services), including, without limitation, all applicable data privacy laws and the federal Telephone Consumer Protection Act and all related regulations and similar state laws. Without limiting the generality of the foregoing, Service Provider shall perform the Services in a manner so as not to: send unsolicited (i.e., spam and other communications without sufficient prior express consent), unwanted or harassing email or other communications (calls, text messages, etc.) to recipients, promulgate advertising that is, in any way, false or misleading, misuse or misappropriate another party’s intellectual property and/or other third party rights of any kind, send obscene messages to any recipients, and/or use email or any other medium to conduct illegal or immoral activities of any kind as per current, applicable law. Service Provider is responsible for the content of all messages and other communications originated and/or sent from Service Provider, except to the extent such content has been provided by ABC and is not modified.

6. Press Releases: All press releases prepared by Service Provider must be approved by ABC prior to submission. Service Provider must submit proposed press releases to ABC at least five days prior to submission to allow ABC to review and comment on each such proposed press release. Service Provider shall promptly incorporate any comments from ABC and resubmit such press release to ABC for approval prior to submission.

7. Confidentiality; Data Privacy:

(a) Each party (as the “receiving party”) agrees to keep confidential all information provided by or on behalf of the other party (as the “disclosing party”), whether acquired on or prior to the Effective Date or during the Term of this Agreement, relating to the disclosing party’s business plans, products, advertising, innovations, fees, advertising or product concepts, customers, technology, computer software, computer systems, marketing methods, sales margins, cost of goods, cost of materials, capital structure, operating results, or other business affairs (including without limitation, the Fees and the remainder of the terms hereof), or any other proprietary or confidential information of the disclosing party (“Confidential Information”). The receiving party may not use any such Confidential Information for any purpose other than the performance of its obligations or exercise of its rights under this Agreement and shall not disclose any such Confidential Information to any third party, other than to those of its directors, officers, employees, agents, advisors, subcontractors, independent contractors, subsidiaries, and affiliates (“Representatives”) who need to know such Confidential Information for the purposes of fulfilling its obligations or exercising its rights hereunder. Such Representatives, prior to any such disclosure, shall be informed of the confidential nature of such Confidential Information, and must be bound, in writing, by confidentiality obligations with respect to such information no less stringent than those set forth herein. The receiving party shall take at least those measures that it employs to protect its own confidential information of a similar nature to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information of the disclosing party, but in no event less than reasonable care. The foregoing shall not apply to Confidential Information which: (i) is or becomes known to the general public other than through the fault of the receiving party or its Representative; (ii) was or is made available to the receiving party on a non-confidential basis from a source other than the disclosing party or any affiliate, provided that such source is not, and was not, to the receiving party’s knowledge, bound by a confidentiality agreement with the disclosing party or any affiliate or otherwise prohibited from transmitting such information; (iii) was known to the receiving party prior to disclosure by the disclosing party; or (iv) is independently developed by the receiving party without use of or reference to any Confidential Information of the other party. For the avoidance of doubt, notwithstanding any of the foregoing exclusions, the Deliverables are the Confidential Information of ABC. Notwithstanding the foregoing, the receiving party may disclose Confidential Information of the other party to the extent it is required to be disclosed by law or court order, provided the receiving party gives the disclosing party advance notice, to the extent legally permitted, and an opportunity to seek an appropriate protective order at its own expense.

(b) All Confidential Information furnished to the receiving party by the disclosing party or any third party at the request of the disclosing party shall be and remain the property of the disclosing party. All copies of such Confidential Information in written, graphic, or other tangible form shall be returned to the disclosing party at any time upon the advance written request of the disclosing party or upon the termination or expiration of this Agreement for any reason whatsoever, subject to the terms hereof.

(c) As used herein, “Customer Data” means data and other information made available by or for ABC, to Service Provider, through the use of the Services or otherwise under this Agreement, including, without limitation, any Personal Information. “Personal Information” means data or information that is reasonably capable of being directly or indirectly associated with a natural person, and any information or data that is covered information under any applicable privacy laws, which is provided by or on behalf of ABC to Service Provider, or is collected, stored and/or processed by Service Provider in connection with the Services. Service Provider will use Customer Data only as necessary to perform its obligations hereunder, in a manner that is consistent with this Agreement, applicable data privacy and protection laws and any other applicable government regulations, and solely during the Term of this Agreement. ABC shall maintain administrative, technical and organizational measures designed to reasonably and appropriately protect the confidentiality, integrity and availability of its information systems and Customer Data. ABC may not transfer Personal Information to any third party without ABC’s prior written consent.

(d) In the event of a Security Incident (as defined below), Service Provider will (a) promptly notify ABC after becoming aware of the Security Incident, but in no event later than 24 hours of discovery, and (b) take reasonable steps to identify the cause of the Security Incident, contain, minimize harm to individuals and prevent a recurrence of the Security Incident, at its expense. Notifications made pursuant to this Section will describe, to the extent possible, details of the Security Incident, including steps taken to mitigate the potential harm to individuals. In the event of a Security Incident, Service Provider shall cover all reasonable expenses ABC incurs in investigating, responding to and mitigating the Security Incident, unless such Security Incident was caused by ABC’s actions or specific instructions. Such expenses shall include the costs of responding to any investigation by a regulatory authority, providing any notice to any data subjects, regulators, law enforcement agencies, or others, as required by law or regulation or in ABC’s discretion, and any remedy to affected data subjects that ABC in its discretion deems reasonable. The foregoing shall not limit any other liability that Service Provider may have in connection with such Security Incident. As used herein, “Security Incident” means the actual or suspected unauthorized access to or acquisition, use or disclosure of Personal Information in Service Provider’s possession or control that compromises the security, confidentiality or integrity of such Personal Information, or other security violation by or of Service Provider resulting in the unauthorized access or damage to or acquisition, disclosure or loss of Personal Information.

(e) In the event of a breach or threatened breach by the receiving party of any provision of this Section, the disclosing party shall be entitled to seek injunctive or other equitable relief to prevent such breach or threatened breach, in addition to any other rights or remedies to which such party may be entitled in law or equity.

8. Non-Exclusive Relationship. Service Provider may be engaged to perform or perform other work during the Term of this Agreement and provide any services to any other client, person, or business. This Agreement shall not prevent or preclude Service Provider to enter into similar agreements with other companies or service providers for the provision of the same or similar Services.

9. Non-Solicitation: Neither party shall, without the prior written consent of the other party, solicit for hire, either on a part-time or full-time basis, any of the other party’s employees who are, or have been, engaged as an employee of the other party during the Term of this Agreement, and who have been directly engaged in the Services performed pursuant to this Agreement, during the Term and for two years thereafter. Each party agrees that the non-breaching party’s remedy at law for a breach of this Section shall be inadequate, and therefore the non-breaching party shall be entitled to seek injunctive relief for any such breach, without proof of irreparable injury and without having to post a bond, in addition to any other right or remedy it may have. Notwithstanding the foregoing, any employee of either party may respond to a general solicitation for employment (if publicly disseminated, i.e., on a job posting website) made by either party, and any engagement based thereon shall not be deemed a violation hereof.

10. Representations and Warranties:

(a) Each party represents and warrants that it is duly organized, validly existing, and in good standing in its state of incorporation, and has the full power and authority to enter into this Agreement and fulfill its obligations hereunder.

(b) Service Provider represents and warrants that: (i) it has all the rights, power and authority necessary to grant the rights and licenses granted herein; (ii) the services provided herein, including, without limitation, the Deliverables, shall be free from material errors or other defects and shall substantially conform to any specifications for such services and/or Deliverables as set forth or referenced in any applicable Statement of Work and all laws applicable to such services and/or Deliverables; and (iii) the Deliverables (and the exercise of the rights granted herein with respect thereto) do not and shall not infringe, misappropriate or violate any patent, copyright, trademark, trade secret, publicity, privacy or other rights of any third party, and are not and shall not be defamatory or obscene.

11. Indemnification: Service Provider agrees to indemnify, defend, and hold ABC and its affiliates, officers, directors, employees, subsidiaries, parent, agents, and permitted assigns, harmless from and against any and all third party claims, losses, liabilities, damages, expenses, and costs, including reasonable attorneys’ fees and court costs arising from or relating to: (i) a claim that the services provided hereunder or the Deliverables (or the exercise of the rights granted herein with respect thereto) infringe, misappropriate or violate any patent, copyright, trademark, trade secret, publicity, privacy or other rights of any third party, or are defamatory or obscene; (ii) breach of any of the terms of this Agreement by Service Provider, its subcontractors, or its or their Representatives, including any representation, warranty or covenant herein; (iii) a Security Incident; and/or (iv) the gross negligence or willful misconduct of Service Provider, its subcontractors, or its or their Representatives ABC agrees to indemnify, defend, and hold Service Provider and its affiliates, officers, directors, employees, subsidiaries, parent, agents, and permitted assigns, harmless from and against any and all third party claims, losses, liabilities, damages, expenses, and costs, including reasonable attorneys’ fees and court costs arising from or relating to: (i) any breach of any of the terms of this Agreement by ABC, including any representation, warranty or covenant herein or in any “Statement of Work,” or (ii) a claim that Services Provider’s use of any ABC Marks in strict accordance with the terms of this Agreement infringes or misappropriates the intellectual property rights of any third-party; or (iii) Service Provider’s compliance with any directions provided by or on behalf of ABC.

12. Insurance: Service Provider shall maintain, at its own cost and expense, the following insurance coverage: (i) Comprehensive Commercial General Liability Insurance with minimum limits of not less than $1,000,000 per occurrence; (ii) Worker’s Compensation Insurance in limits not less than required by applicable law; (iii) Employer’s Liability Insurance in limits not less than $1,000,000 per employee per accident; and (iv) E&O Insurance with minimum limits of not less than $1,000,000 per occurrence. Said policies shall be issued in the United States and written by a recognized insurance company with an A.M. Best Company rating of “A-” or better in the latest edition of Best’s Insurance Guide and Key Ratings, and name the insured party (along with the insured party’s directors, officers, shareholders, parents, subsidiaries, partners, agents, employees, successors, and assigns) as additionally insured parties. Additionally, all of the above-referenced policies shall provide that not less than 30 days prior written notice of cancellation, non-renewal, or material change be given to the insured party. If any of Service Provider’s obligations under this Agreement are permitted to be rendered by persons other than by Service Provider’s own employees, Service Provider shall require any such persons to maintain insurance coverage equivalent to that required of it hereunder.

13. Limitation on Liability: IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, STATUTORY, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, LOSS OF USE, LOSS OF TIME, INCONVENIENCE, LOST BUSSINESS OPPORTUNITIES, DAMAGE TO GOOD WILL OR REPUTATION, AND COSTS OF COVER, REGARDLESS OF WHETHER SUCH LIABILITY IS BASED ON BREACH OF CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, AND/OR EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE AGGREGATE LIABILITY OF EITHER PARTY FOR ANY CLAIMS RELATING TO THIS AGREEMENT WILL BE LIMITED TO AN AMOUNT EQUAL TO THE SUM OF THE FEES PAID BY ABC TO SERVICE PROVIDER HEREUNDER DURING THE 12 MONTHS IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO THE CLAIM. THE LIMITATIONS SET FORTH IN THIS PARAGRAPH 13 SHALL NOT APPLY TO EITHER PARTY’S: (I) INDEMNIFICATION OBLIGATIONS; (II) INTELLECTUAL PROPERTY INFRINGEMENT; (III) BREACH OF CONFIDENTIALITY OBLIGATIONS; OR (IV) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

14. Term: The term of this Agreement shall commence on the Effective Date and continue until June 1, 2024 (the “Initial Term”), unless sooner terminated as provided for herein. The parties hereto may extend the term by mutual written agreement on or before the expiration of the Initial Term (any such extension, together with the Initial Term, the “Term”).

15. Termination:

(a) Without Cause: This Agreement may be terminated by either party, for any reason, upon the provision of 30 days prior written notice to the other party.

(b) For Cause: This Agreement may be terminated immediately upon written notice by either party if: (i) the other party materially breaches any provision, warranty, or representation of this Agreement and fails to cure such breach within ten days following receipt of written notice thereof detailing such breach or violation; or (ii) the other party becomes insolvent, makes a general assignment for the benefit of its creditors, suffers or permits the appointment of a receiver for its business, or becomes subject to any proceeding under bankruptcy laws or any other statute or laws relating to the insolvency or protection of the rights of creditors.

(c) Following Termination: In the event of any termination hereunder, ABC shall pay Service Provider all amounts due to Service Provider for services performed and Deliverables accepted up through the effective date of termination, including without limitation the Expenses properly incurred by Service Provider on behalf of ABC prior to the effective date of termination which cannot, through Service Provider’s commercially reasonable efforts (which Service Provider agrees to make), be reduced or cancelled, but not exceeding amounts approved in advance and in writing by ABC prior to the effective date of termination. Additionally, upon termination of this Agreement, Service Provider shall promptly transfer to ABC all materials in Service Provider’s possession or control either owned by ABC or prepared hereunder for ABC (in whatever stage of development), including all ABC Materials, Deliverables and work-in-progress and contracts and reservations for time, space, talent, and other resources entered into by Service Provider for ABC hereunder. Service Provider shall assist ABC and any new service provider to effect an efficient transition of work in progress and other responsibilities pursuant to ABC’s reasonable instructions in connection therewith.

16. Force Majeure: Neither party shall be held responsible for delays or non-performance to the extent caused by activities or factors beyond its reasonable control, including without limitation, war, weather, strikes, lockouts, fires, acts of nature, terrorism, pandemics, epidemics, local disease outbreaks, public health emergencies, quarantines, or any other activities or factors beyond its control, whether similar or dissimilar to any of the foregoing. Notwithstanding the foregoing, the affected party shall promptly provide written notice thereof to the other party, which notice shall include a detailed description of the event of force majeure along with the affected party’s best estimate of the length of time such event will delay or prevent performance hereunder. Additionally, the affected party shall use all reasonable efforts to limit the impact of the event of force majeure on its performance hereunder. If an event of force majeure continues for at least ten consecutive days, ABC shall have the right to immediately terminate this Agreement pursuant to the terms hereof.

17. Severability: In the event that any part or portion of this Agreement is deemed by a court of competent jurisdiction to be invalid and therefore unenforceable, the remaining provisions shall continue in full force and effect.

18. Assignment: Service Provider may not assign or otherwise transfer this Agreement, in whole or in part, without the prior written consent of ABC in each instance, such consent not to be unreasonably withheld, conditioned or delayed.

19. Notices: Any notice, request, instruction, or other document required by the terms of this Agreement, or deemed by any of the Parties hereto to be desirable, to be given to any other Party hereto shall be in writing and shall be given by personal delivery, overnight delivery, mailed by registered or certified mail, postage prepaid, with return receipt requested, or sent by electronic mail (with receipt confirmed) to the addresses of the Parties as follows:

ABC address for Notices:

5940 S. Rainbow Blvd.

Las Vegas, NV 89118

With Copy To:	FitzGerald Kreditor Bolduc Risbrough LLP
2 Park Plaza, Suite 850
Irvine, CA 92614
Attn: Lynne Bolduc, Esq.
Email: lbolduc@fkbrlegal.com

Service Provider address for Notices:

4653 Carmel Mountain Rd, Ste 308

#401San Diego, CA 92130

With Copy to (which shall not constitute notice):

Woo Allen Law LLP

3398 Carmel Mountain Road, Ste. 250

San Diego, CA 92121

melissa@wooallenlaw.com

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. If notice is given by personal delivery or overnight delivery in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time of such delivery provided a receipt is obtained from the recipient. If notice is given by mail in accordance with the provisions of this Section, such notice shall be conclusively deemed given upon receipt and delivery or refusal. If notice is given by electronic mail transmission in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time of delivery if between the hours of 9:00 a.m. and 5:00 p.m. Pacific time on a business day (“business hours”) and if not during business hours, at 9:00 a.m. on the next business day following delivery, provided a delivery confirmation is obtained by the sender.

20. Relationship of the Parties: The parties hereto are independent contractors and as such, at no time shall either party be considered an employee or employer of the other. Without limitation on the generality of the foregoing, neither party may bind the other party to any agreement, obligation, or covenant of any kind, expressed or implied, without the bound party’s prior written consent in each instance.

21. Survival: Following the Term, any and all provisions set forth herein which, by their very nature, are intended to survive any expiration or termination hereof, shall so survive, including without limitation, Sections 3, 7, 8, 10, 11, 12, 13(c), 15 and 18 through 24.

22. Waiver: No waiver of any term or right in this Agreement shall be effective unless in writing, signed by an authorized representative of the waiving party. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or modification of such provision, or impairment of its right to enforce such provision or any other provision of this Agreement thereafter.

23. Governing Law: This Agreement shall be governed by the laws of the State of California without regard to its conflict of laws principles. Both parties hereby submit to the exclusive jurisdiction and venue of the federal and state courts located in San Diego, California. The UN Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

24. Arbitration. Any controversy arising out of or relating to this Agreement or the enforcement or interpretation of this Agreement, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of this Agreement, including (without limitation) any state or federal statutory claims, shall be submitted to arbitration in Orange County, California, before a sole arbitrator (the “Arbitrator”) selected from Judicial Arbitration Mediation Services (“JAMS”), or if JAMS is not able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association (“AAA”), and shall be conducted in accordance with the provisions of California Code of Civil Procedure §§ 1280 et. seq. as the exclusive remedy of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief that would be available in a court of law, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. By agreeing to arbitration, the parties agree that there will be no limitations on discovery. The parties shall be entitled to conduct discovery as they would be in court, as set forth in the California Code of Civil Procedure. The parties acknowledge and agree that they are voluntarily waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in the first sentence of this section. The parties agree that payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee, shall be split equally amongst the parties. The parties further agree that in any proceeding with respect to such matters, the prevailing party will be entitled to recover its reasonable attorney’s fees and costs from the non-prevailing party.

25. No Third-Party Beneficiaries: This Agreement is for the sole benefit of the parties hereto, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of the terms set forth herein.

26. Entire Agreement; Modification: This Agreement, along with Exhibit “A” and any other attachments specifically incorporated herein by reference, sets forth the entire agreement between the parties with respect to its subject matter and supersedes any prior agreements or communications between the parties, whether written or oral, relating hereto. No representation, inducement, or promise has been made or relied upon by either party in entering into this arrangement other than as specifically set forth herein. This Agreement may be modified only by a written amendment signed by an authorized representative of each party. To the extent that the terms hereof contradict any of the terms of any attachment hereto, the terms hereof shall govern, unless specifically set forth to the contrary in any such attachment.

[Signature page follows.]

In witness whereof, the undersigned parties have caused this Agreement to be executed by their respective authorized representatives. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same original.

Alternative Ballistics, Inc.

By:	/s/ Steven Luna
Name:	Steven Luna
Title:	Chief Executive Officer

Cuento LLC

By:	/s/ Wayne Partello
Name:	Wayne Partello
Title:	CEO

Exhibit A

Statement of Work

Provide marketing consulting

●	Build a multi-month marketing plan using the determined goals as a guide to achieve long-term brand awareness, affinity and drive client acquisition and retention.

●	Prioritize marketing initiatives and create the appropriate strategies for ABC brand, products and services.

●	Work alongside ABC internal leadership team to implement strategies and execute plan.

●	Leverage key brand messages as selling points

●	Provide one of the following services based upon needs each month. (Video production or graphic design)

●	Build the story of the brand and associated collateral